MINIMUM FEE: $50.00 If the authorized capital is increased in excess of fifty thousand dollars ($50,000.00), the filing fee shall be an amount equal to one-tenth of one percent (1 /10th of 1%) of such increase.

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AMENDED
CERTIFICATE OF INCORPORATION
(AFTER RECEIPT OF PAYMENT OF STOCK)

TO:	OKLAHOMA SECRETARY OF STATE
2300 N. Lincoln Blvd., Room 101, State Capitol Building
Oklahoma City, Oklahoma 73105-4897
(405)-522-4560

The undersigned Oklahoma corporation, for the purpose of amending its certificate of incorporation as provided by Section 1077 of the Oklahoma General Corporation Act, hereby certifies:

1.	A.	The name of the corporation is: 3DIcon Corporation

B.	As amended: The name of the corporation has been changed to:

(Please Note: The new name of the corporation MUST contain one of the following words: association, company, corporation, club, foundation, fund, incorporated, institute, society, union, syndicate or limited or one of the abbreviations co., corp., inc.or ltd. )

2.	The name of the registered agent and the street address of the registered office in the State of Oklahoma is:

John O’Connor	15 West 6 Street – Ste. 2700	Tulsa	Tulsa	74119
Name of Agent	Street Address	City	County	Zip Code
	(P.O. BOXES ARE NOT ACCEPTABLE)

3.	The duration of the corporation is:perpetual

4.   The aggregate number of the authorized shares, itemized by class, par value of shares, shares without par value, and series, if any, within a class is:

NUMBER OF SHARES	SERIES (If any)	PAR VALUE PER SHARE (Or, if without par value, so state)

COMMON 1,500,000,000		$0.0002

PREFERRED 25,000,000		$0.0002

5.	Set forth clearly any and all amendments to the certificate of incorporation which are desired to be made:

Change the number of authorized shares of stock from 750,000,000 shares of Common Stock, par value $0.0002 per share to
1,525,000,000 shares consisting of 1,500,000,000 shares of Common Stock par value $0.0002 per share and 25,000,000 shares of Preferred Stock, par value $0.0002 per share.

The Corporation may issue any class of the Preferred Stock in any series.  The Board of Directors shall have authority to establish and designate series, and to fix the number of shares included in each such series and the variations in the relative rights, preferences and limitations as between series, provided that, if the stated dividends and amounts payable on liquidation are not paid in full, the shares of all series of the same class shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.  Shares of each such series when issued shall be designated to distinguish the shares of each series from shares of all other series.

That at a meeting of the Board of Directors, a resolution was duly adopted setting forth the foregoing proposed amendment(s) to the Certificate of Incorporation of said corporation, declaring said amendment(s) to be advisable and calling a meeting of the shareholders of said corporation for consideration thereof.

That thereafter, pursuant to said resolution of its Board of Directors, a meeting of the shareholders of said corporation was duly called and held, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment(s).

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by its President or Vice President and attested by its Secretary or Assistant Secretary, this 21st day of December, 2010.

/s/ Martin Keating
By President

Martin Keating, Chief Financial Officer
(PLEASE PRINT NAME)

ATTEST:

/s/ Judy Keating
By Secretary

Judy Keating
(PLEASE PRINT NAME)